Exhibit 99.1

TEJON RANCH CO. REPORTS

A LOSS FROM 2006 OPERATIONS

TEJON RANCH, California – (BUSINESS WIRE) – February 27, 2007 – Tejon Ranch Co. (NYSE:TRC), today announced a net loss for the full year of 2006 of $2,729,000, or $0.16 per share, compared with net income of $1,546,000, or $0.09 per share, for the full year of 2005. For the fourth quarter of 2006, there was net income of $70,000, or $0.01 per share, compared to net income of $1,053,000, or $0.06 per share, for the fourth quarter of 2005. All per share references in this release are presented on a fully diluted basis.

Revenue from operations during 2006 totaled $28,422,000 an increase of $2,062,000, or 8%, when compared to the $26,360,000 of revenue from operations during 2005. Total revenue for 2006, including interest and other income, was $31,516,000, compared to $29,309,000 for 2005. Fourth quarter revenue from operations in 2006 declined $1,012,000, dropping from $8,717,000 of revenue in 2005 to $7,705,000 over the same period in 2006.

“Despite the loss for 2006, we are pleased with our performance and the progress we made during the year to achieve our long-term goal of value creation for our shareholders. We continued to see improvements in our revenue base during 2006, although that increase was offset by a non-recurring expense associated with our incentive compensation plan. A major accomplishment for us during 2006 was the formation of a joint venture with DMB Associates, Inc., to further plan, finance, and develop Tejon Mountain Village. This was a very important step for us in moving our value creation plans forward,” said Robert A. Stine, President and CEO of Tejon Ranch Company.

The growth in revenue during 2006 was due to an improvement in revenue from land sales, increased royalties from oil and minerals, and higher leasing revenue. Land sales revenue grew $1,007,000 due to an increase in activity at our industrial development, and royalties from oil and minerals increased $1,577,000 due to higher prices for oil and cement. Leasing revenue improved during 2006, primarily due to higher revenues from the Company’s power plant lease. Oil and mineral royalties and leasing revenue are a part of the real estate commercial/industrial segment. Offsetting the improvement in revenue was a decline in farming revenue and an increase in expense from operations of $9,974,000. Farming revenue declined $885,000, due to lower crop revenues stemming from a decrease in production in pistachios and walnuts. The largest component of the increase in expenses for the year were staffing costs of $7,769,000, which includes stock compensation cost as well as a non-recurring stock and cash incentive of $5,675,000 related to the achievement of milestone performance objectives. Higher farming cultural costs, including water costs, cost of sales related to land transactions, and increased operational costs related to repairs and fuel, added to the increase in expense for 2006.

The decline in fourth quarter 2006 revenue, when compared to 2005, resulted from a reduction of $1,306,000 in farm revenues due to lower almond prices and the timing of crop sales during the fourth quarter of 2006, compared to the prior year. This reduction in revenue was partially offset by increased oil and mineral royalties and leasing income.

The decline in income from operations of $983,000 during the fourth quarter of 2006, when compared to the same period of 2005, is due to the reduction in revenue described above and to higher farming expenses related to the timing of almond sales in the fourth quarter of 2006.

The Company expects the variability of its quarterly and annual operating results to continue. Prices received by the Company for many of its products are dependent upon the prevailing market conditions and commodity prices. Many of the Company’s projects, especially in real estate, require a lengthy process to complete the entitlement and development phases before revenue can begin to be recognized. The timing of projects and sales of both real estate inventory and non-strategic assets can vary from year-to-year; therefore it is difficult for the Company to accurately predict quarterly and annual revenues and results of operations. During 2007, the Company expects to continue to invest funds toward the achievement of entitlements for its land and for infrastructure development within its active industrial development. The process of securing entitlements for its land is a long process and could take several years.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors, which could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO. REPORTS 2006 OPERATING RESULTS

TEJON RANCH CO.

YEAR-END EARNINGS RELEASE

2006

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	THREE MONTHS ENDED DECEMBER 31		YEAR ENDED DECEMBER 31
	2006	2005	2006	2005
REVENUES:

Real Estate - Commercial/Industrial	$4,116	$3,822	$16,010	$13,063
Farming	3,589	4,895	12,412	13,297

Revenues from Continuing Operations	7,705	8,717	28,422	26,360

OPERATING PROFITS (LOSSES):
Real Estate - Commercial/Industrial	1,333	1,096	4,779	3,792
Real Estate - Resort/Residential	(457)	(694)	(3,408)	(2,496)
Farming	440	2,604	3,088	5,783

Income from Operating Segments	1,316	3,006	4,459	7,079
Investment Income	942	777	2,975	2,565
Other Income	80	10	119	384
Corporate Expense	(2,436)	(2,621)	(13,173)	(7,881)
Interest Expense	—	(70)	(70)	(70)

Operating Income(Loss) from Continuing Operations before Equity in Earnings of Unconsolidated Joint Ventures	(98)	1,102	(5,690)	2,077
Equity in Earnings of Unconsolidated Joint Ventures	351	681	1,247	423

Operating Income(Loss) from Continuing Operations	253	1,783	(4,443)	2,500
Income Tax Expense(Benefit)	183	730	(1,714)	954

Net Income (Loss)	$70	$1,053	$(2,729)	$1,546

Income(Loss) Per Share From Continuing Operations, Basic	$0.01	$0.06	$(0.16)	$0.09
Income(Loss) Per Share From Continuing Operations, Diluted	$0.01	$0.06	$(0.16)	$0.09

Net Income Per Share, Basic	$0.01	$0.06	$(0.16)	$0.09
Net Income Per Share, Diluted	$0.01	$0.06	$(0.16)	$0.09

Average Shares Outstanding, Basic	16,776,049	16,507,512	16,645,031	16,478,105
Average Shares Outstanding, Diluted	17,579,434	16,917,775	17,554,947	16,949,667